EXHIBIT 1

                                     EXHIBIT

                       Exhibit 1. Stock Purchase Agreement

                                  EXHIBIT No. 1

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 7, 2000, is made and entered into by and between CBQ, INC. ("CBQ"), a Colorado corporation, Quantum Technology Group, Inc. ("Company"), a Maryland corporation, and the parties listed on Exhibit A (individually "Seller" and collectively "Sellers"), whose domiciles are specified therein.

     WHEREAS, dpi Net Solutions, Inc., a Maryland corporation, ProWare, Inc., a Maryland corporation, and Quantum Technology Distribution, Inc., a Maryland corporation, are wholly owned subsidiaries of the Company (collectively referred to as "Company Subsidiaries");

     WHEREAS, Sellers together own One Million Seventy-Four Thousand One Hundred Ninety-Nine (1,074,199) shares (the "Shares") of Company, in such class divisions and at such par values as are set forth in Exhibit A ("Company Common Stock"), such Shares constituting all the issued and outstanding shares of common stock of the Company;

     WHEREAS, the authorized common stock of CBQ consists of Five Hundred Million (500,000,000) shares of common stock, par value one tenth of one cent ($0.001) per share (the "CBQ Common Stock");

     WHEREAS, the Sellers desire to sell, and CBQ desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that CBQ's acquisition of the Shares will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that CBQ's acquisition of the Shares will be accounted for as a "pooling of interests;" and

     WHEREAS, Sellers, CBQ, and Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                           SALE OF SHARES AND CLOSING
                           --------------------------

     1.01 Purchase and Sale. Each Seller agrees to sell to CBQ, and CBQ agrees to purchase from each Seller, all of the right, title and interest of each Seller in and to the Shares at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement.

     1.02 Issuance of CBQ Common Stock.

          (a) In consideration for the sale by the Sellers of the Shares to CBQ, CBQ will issue to each of the Sellers on the Closing Date (defined in Section
1.03 below) a pro rata portion of Eleven Million Five Hundred Ninety-Three Thousand One Hundred Eighty (11,593,180) shares of CBQ Common Stock. All of the shares of CBQ Common Stock issued in connection with this Agreement (the "Stock Consideration" or the "CBQI Shares") shall be fully paid and non-assessable but shall be "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933, as amended.

          (b) No fractional shares of Stock Consideration and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest.

          (c) At the Closing, each Seller shall surrender to CBQ all certificates held by such Seller which evidenced outstanding shares of Company Common Stock (the "Certificates"). Following surrender of a Certificate to CBQ, together with duly executed stock powers, endorsed in blank, and such other customary documents as may be required, the holder of such Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of Stock Consideration into which the Shares formerly evidenced by such Certificates are to be entitled to in accordance with Section 1.02(a) hereof (subject to Section 1.02(b) hereof).

     1.03 The Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kalbian Hagerty, L.L.P., 2001 L Street, N.W., Suite 600, Washington, D.C. 20036, at 1:00 p.m. on August 7, 2000 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to CBQ and the Sellers. The Closing will be effective as of the close of business on the Closing Date.

          (b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following transactions on the Closing Date:

               (i) Each Seller will assign and transfer to CBQ good and valid title in and to the Shares, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind by delivering to CBQ the Certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached;

               (ii) CBQ shall deliver to each Seller at the Closing and in exchange for the Shares held by such Seller CBQI Shares in the amounts set forth in Section 1.02(a) hereof; and

               (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VIII hereof.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     The Company acknowledges and reconfirms that prior representations and warranties made by Sellers to the Company and each other continue and survive this transaction.

     The Company represents and warrants to CBQ that, except as set forth in the Disclosure Schedules delivered to CBQ on the date hereof (the "Disclosure Schedules") (which Disclosure Schedules sets forth the exceptions to the representations and warranties contained in this Article II under captions referencing the Sections to which such exceptions apply) (references below to the Company shall include the Company and the Company Subsidiaries taken as a whole, unless the context requires otherwise):

     2.01 Incorporation and Corporate Power. The Company, and each subsidiary of Company named on Disclosure Schedule 2.05, is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business as now conducted and as currently proposed to be conducted, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or has employees or in which its failure to be duly qualified and in good standing would have a material adverse effect on the business, operations or financial condition of the Company and the Company Subsidiaries. The Company has furnished to CBQ true, correct and complete copies of the charter documents and by-laws and all amendments thereto and all minutes and consents of the stockholders and Boards of Directors of the Company and each Company Subsidiary. Such minutes and consents do and shall accurately reflect in all material respects the substance of all transactions referred to therein. Set forth in Disclosure Schedule 2.20 hereto is a true, complete and correct list of the names and business addresses of each officer and director of the Company and of each Subsidiary. The Company, subject to approval of the Agreement by the Company's shareholders, has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements, instruments and documents in connection herewith.

     2.02 No Breach. The execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of any of the Sellers or the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which any Seller or the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which any Seller or the Company is subject.

     2.03 Approval of the Agreement; Meeting of Shareholders. The Company Board of Directors has, by resolutions duly adopted at a meeting held on July 27, 2000, approved this Agreement and the transactions contemplated hereby and thereby and resolved to recommend approval of the Agreement by the Company's shareholders. The Company shareholders have, by resolutions duly adopted at a meeting held on July 27, 2000, approved this Agreement and the transactions contemplated hereby. None of the resolutions described in this Section 2.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

     2.04 Governmental Authorities; Consents. Sellers, Company and the Company Subsidiaries are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.04, no consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of the Agreement by the shareholders of the Company, which has been received) is required to be obtained by the Company or the Company Subsidiaries in connection with the Company's execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby.

     2.05 Subsidiaries. Except as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.05, the Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity. All issued and outstanding shares of capital stock of any of the Company Subsidiaries set forth in such Disclosure Schedule are owned by the Company, either directly or through one or more other subsidiaries, free and clear of all liens, charges, encumbrances, claims and options of any nature. All of the outstanding shares of capital stock of such Company Subsidiaries have been duly and validly authorized and issued, and are fully paid and non-assessable.

     2.06 Capital Stock. The authorized capital stock of the Company consists of Two Million (2,000,000) authorized shares divided into One Million Five Hundred Thousand (1,500,000) shares of common stock which, in turn, are divided into One Million (1,000,000) shares of Class A Common Stock with a par value of $0.001 (the "Class A Common Stock"), and Five Hundred Thousand (500,000) shares of Class B Common Stock with a par value of $0.0001 (the "Class B Common Stock") and preferred stock as set forth in the Disclosure Schedule under the caption referencing this Section 2.06. The issued and outstanding Company Common Stock and stock of each Company Subsidiary, and the names and addresses of each stockholder of record of the Company and the number and class of shares held by each, are as set forth on the Disclosure Schedule under the caption referencing this Section 2.06. All of such outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. Except as provided in Schedule 2.06, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

     2.07 Financial Statements. The Company and Company Subsidiaries have delivered to CBQ copies of (a) the unaudited balance sheet, as of June 30, 2000, of the Company and Company Subsidiaries (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of the Company and Company Subsidiaries for the five-month period ended May 31, 2000, (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the reviewed draft balance sheets, as of December 31, 1999 of the Company and Company Subsidiaries. The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and the Company Subsidiaries and fairly present the financial condition of the Company and Company Subsidiaries as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

     2.08 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, the Company and Company Subsidiaries have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.08.

     2.09 No Material Adverse Changes. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or the Company Subsidiaries.

     2.10 Absence of Certain Developments. Since the Balance Sheet Date, the Company and Company Subsidiaries have not:

          (a) borrowed any amount or incurred or become subject to any liability in excess of $10,000.00, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth under the caption referencing this Section 2.10(b) in the Disclosure Schedule, or (v) liens voluntarily created in the ordinary course of business;

          (c) discharged or satisfied any lien or encumbrance or paid any liability other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets or canceled any debts or claims, in each case, except in the ordinary course of business, provided however that on June 30, 2000 the Company sold certain assets associated with its insurance repair and restoration unit for $75,000;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than CBQ and authorized representatives of CBQ, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 2.10(f) and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h) except as disclosed in the pro forma financial projections of July 31, 2000, declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock of the capital stock of the Company's Subsidiaries or redeemed or purchased, directly or indirectly, any shares of the Company's or the Company's Subsidiaries' capital stock or any options;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 2.18 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

          (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $75,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any single capital expenditure or commitment therefor in excess of $25,000.00;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $25,000.00;

          (o) made charitable contributions or pledges which in the aggregate exceed $25,000.00;

          (p) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;

          (q) except for a letter received regarding the use of computer software without adequate licensing (see Schedule 2.10 (q)), received notice or threat of any civil litigation or governmental proceeding against or investigation of the Company or Company Subsidiaries;

          (r) received notice, formal or otherwise, that any employee intends to sever his/her employment with Company or Company Subsidiaries or notice of labor trouble or claim of wrongful discharge or other unlawful labor practice or act; or

          (s) received notice of any other event or condition of any character that has or might have a materially adverse effect on the financial condition, business assets, liabilities or prospects of the Company.

     2.11 Title to Properties.

          (a) The real property demised by the leases (the "Leases") described under the caption referencing this Section 2.11(a) in the Disclosure Schedule constitutes all of the real property used or occupied by the Company or the Company Subsidiaries (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's and the Company Subsidiaries' businesses as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company and the Company Subsidiaries at the respective locations.

          (b) The Leases are in full force and effect, and the Company or the Company Subsidiaries hold a valid and existing leasehold interest under each of the Leases for the term except as set forth under such caption in the Disclosure Schedule. The Company or the Company Subsidiaries have delivered to CBQ complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to CBQ. The Company and Company Subsidiaries are not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

          (c) The Company or the Company Subsidiaries own good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 2.11(c) in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws.

          (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's and the Company Subsidiaries' businesses are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company or the Company Subsidiaries own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses.

          (e) The Company and Company Subsidiaries are not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of their businesses, and the Company and Company Subsidiaries have not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company or the Company Subsidiaries.

          (f) The Company and Company Subsidiaries have no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

     2.12 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Schedule under the caption referencing this Section 2.12, and except to the extent of the bad debt reserve reflected on the Latest Balance Sheet.

     2.13 Tax Matters.

          (a) Each of the Company and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 2.16 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf), or under extension, all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (p) below) or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due.

          (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

          (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

          (e) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

          (f) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither the Company nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (g) The Company has not been advised that any transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

          (h) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither the Company nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

          (i) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

     2.14 Contracts and Commitments.

          (a) The Disclosure Schedule, under the caption referencing this
Section 2.14(a), lists the material agreements, whether oral or written, to which the Company or the Company Subsidiaries are a party, which are currently in effect, and which relate to the operation of the Company's or Company Subsidiaries' businesses.

          (b) The Company and Company Subsidiaries have performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing Section 2.14(a). Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.14(b), the Company and Company Subsidiaries are not in receipt of any claim of default under any contract or commitment required to be disclosed under Section 2.14(a); the Company and Company Subsidiaries have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company and Company Subsidiaries have no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          (c) Prior to the date of this Agreement, CBQ has been supplied access to a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 2.14(c) in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     2.15 Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company and Company Subsidiaries, threatened against the Company or Company Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     2.16 Employee Benefit Plans.

          (a) To the best of the Company's knowledge and except as set forth under the caption referencing Section 2.16(a) hereof in the Disclosure Schedule, with respect to all employees and former employees of the Company and Company Subsidiaries and all dependents and beneficiaries of such employees and former employees, (i) the Company and Company Subsidiaries do not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company and Company Subsidiaries do not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) the Company and Company Subsidiaries do not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and
(iv) the Company and Company Subsidiaries do not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

          (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits) and to the best of the Company's knowledge, all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company and Company Subsidiaries do maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

          (c) CBQ has received true and complete copies of (i) the most recent determination letter, if any, received by the Company and Company Subsidiaries from the Internal Revenue Service regarding the Plans which the Company or Company Subsidiaries maintain or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

          (d) The Company and Company Subsidiaries do not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company and Company Subsidiaries have no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company and Company Subsidiaries have no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 2.16(d) in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

          (e) Neither the Company, Company Subsidiaries, nor any of their directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Company Subsidiaries, CBQ, a CBQ subsidiary or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

          (f) The Company and Company Subsidiaries have not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

     2.17 Insurance. The Disclosure Schedule, under the caption referencing this
Section 2.17, lists and briefly describes each insurance policy maintained by the Company and Company Subsidiaries with respect to the Company's or Company Subsidiaries' properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company and Company Subsidiaries are not in default with respect to its obligations under any of such insurance policies.

     2.18 Affiliate Transactions. Except as disclosed under the caption referencing this Section 2.18 in the Disclosure Schedule, and other than pursuant to this Agreement, no officer, director or employee of the Company or Company Subsidiaries or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company or Company Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or Company Subsidiaries (other than ownership of capital stock of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or Company Subsidiaries or in any person, firm or entity from whom or to whom the Company or Company Subsidiaries lease any property, or in any other person, firm or entity with whom the Company or Company Subsidiaries transact business of any nature. For purposes of this Section 2.18, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.19 Customers. The Disclosure Schedule, under the caption referencing this
Section 2.19, lists the 20 largest customers of the Company and Company Subsidiaries for the five-month period ended May 31, 2000, and sets forth opposite the name of each such customer the approximate percentage of net sales of the Company or Company Subsidiaries attributable to such customer for each such period. Since the Balance Sheet Date, no customer listed on the Disclosure Schedule under the caption referencing this Section 2.19 has indicated that it will stop or decrease the rate of business done with the Company or Company Subsidiaries except for changes in the ordinary course of the Company's or Company Subsidiaries' businesses.

     2.20 Officers and Directors; Bank Accounts. The Disclosure Schedule, under the caption referencing this Section 2.20, lists the names and business addresses of all officers and directors of the Company, Company Subsidiaries and all of the Company's and Company Subsidiaries' bank accounts (designating each authorized signer).

     2.21 Compliance with Laws; Permits.

          (a) To the best of the Company's knowledge, the Company and Company Subsidiaries and their officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or Company Subsidiaries or the Real Property and to which the Company or Company Subsidiaries may be subject, and no claims have been filed against the Company or Company Subsidiaries alleging a violation of any such laws, regulations or other requirements. The Sellers, Company and Company Subsidiaries have no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. The Company and Company Subsidiaries are not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to CBQ after it acquires the Shares.

          (b) The Company and Company Subsidiaries have, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct their businesses and own and operate their properties (other than Environmental Permits, as such term is defined in Section 2.22(c) hereof) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 2.21(b) in the Disclosure Schedule. The Company and Company Subsidiaries have conducted their businesses in compliance with all material terms and conditions of the Permits.

          (c) The Company and Company Subsidiaries have not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company or Company Subsidiaries in connection with any actual or proposed transaction.

          (d) In particular, but without limiting the generality of the foregoing, the Company and Company Subsidiaries have not violated and have no liability, and have not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

     2.22 Environmental Matters.

          (a) As used in this Section 2.22, the following terms shall have the following meanings:

               (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or Company Subsidiaries to any imposition of costs or liability under any Environmental Law.

               (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

               (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (b) To the best of the Company's knowledge the Company, Company Subsidiaries and the Real Property are in material compliance with all applicable Environmental Laws.

          (c) The Company and Company Subsidiaries have obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and own or operate the Real Property (collectively, the "Environmental Permits"). A true and correct copy of each such Environmental Permits shall be provided by the Company and Company Subsidiaries to CBQ at least 14 days prior to the Closing. The Company and Company Subsidiaries have conducted business in compliance with all terms and conditions of the Environmental Permits. The Company and Company Subsidiaries have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.22(d): (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company, Company Subsidiaries or the Real Property, (ii) the Company, Company Subsidiaries and the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

          (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.22(e), the Company and Company Subsidiaries have not received notice alleging in any manner that the Company or Company Subsidiaries are, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

          (f) No expenditure will be required in order for CBQ to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company, Company Subsidiaries or the Real Property in a manner consistent with the current operation thereof by the Company and Company Subsidiaries.

          (g) The Company, Company Subsidiaries and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (h) The Company and Company Subsidiaries have disclosed and delivered to CBQ all environmental reports and investigations which the Company and Company Subsidiaries have obtained or ordered with respect to the business of the Company, Company Subsidiaries and the Real Property.

          (i) No part of the business of the Company, Company Subsidiaries or the Real Property have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (j) No lien has been attached or filed against the Company, Company Subsidiaries or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

          (k) The Company, on behalf of itself, Company Subsidiaries and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against CBQ under any Environmental Law.

     2.23 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company or Company Subsidiaries pursuant to Article VIII hereof nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.07 hereof, taken as a whole, contains any untrue statement of a material fact regarding the Company or Company Subsidiaries or their businesses or any of the other matters dealt with in this Article II relating to the Company or Company Subsidiaries or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to CBQ by or on behalf of the Company and Company Subsidiaries pursuant to Article VIII hereof, the Disclosure Schedule and the financial statements referred to in Section 2.07 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to CBQ of which any officer or director of the Company or Company Subsidiaries is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of the Company or Company Subsidiaries.

     2.24 Accounting and Tax Matters. Neither the Company nor the Sellers, nor any affiliates of the Company, has taken or agreed to take any action that would prevent the transactions contemplated under this Agreement from being effected as a pooling of interests for financial reporting purposes or would prevent such transactions from constituting a transaction qualifying under Section 368(a) of the Code.

     2.25 Prior Representations and Warranties. The Disclosure Schedule summarizes, under the caption referencing this Section 2.25, all merger, purchase, sale or exchange transactions for the last eleven (11) years for which Company continues to have the protection and obligations of representations and warranties. The Company and Company Subsidiaries hereby represent and warrant that CBQ will succeed to the rights that the Company and/or Company Subsidiaries had vis a vis the sellers in those transactions.


                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF JOHN MORAN AND RAY KOSTKOWSKI
         ---------------------------------------------------------------

     3.01 John Moran ("Moran") represents and warrants to CBQ that, to the best of his knowledge and for the period of his tenure as President of Company (April 19, 2000 -- Present), each and every one of the representations and warrants of the Company as set forth in Article II is true and accurate.

     3.02 Ray Kostkowski ('Kostkowski") represents and warrants to CBQ that, to the best of his knowledge and for the period of his tenure as CEO of Company (April 19, 2000 -- Present), each and every one of the representations and warrants of the Company as set forth in Article II is true and accurate.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF CBQ
                      -------------------------------------

     CBQ hereby represents and warrants to the Sellers that:

     4.01 Incorporation and Corporate Power. CBQ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     4.02 Execution, Delivery; Valid and Binding Agreement. Except for the approval of the Board of Directors of CBQ, the execution, delivery and performance of this Agreement by CBQ and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by CBQ and, except for such Board approval, constitutes the valid and binding obligation of CBQ, enforceable in accordance with its terms.

     4.03 No Breach. The execution, delivery and performance of this Agreement by CBQ and the consummation by CBQ of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of CBQ, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of CBQ or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which CBQ is bound or affected or, subject to the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable Blue Sky laws and the rules of NASDAQ National Market, any law, statute, rule or regulation or order, judgment or decree to which CBQ is subject.

     4.04 Governmental Authorities; Consents. Except for the applicable requirements of the Securities Act, the Exchange Act, applicable Blue Sky laws and the NASDAQ National Market, and the filing of the Shelf Registration Statement (as defined in the Investment and Registration Rights Agreement (as defined below)), CBQ is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by CBQ in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     4.05 Reports; Financial Statements.

          (a) CBQ has filed, and will use reasonable efforts to file prior to the Closing Date, all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") including, without limitation, (A) all Annual Reports on Form 10-KSB, (B) all Quarterly Reports on Form 10-QSB, (C) all required proxy statements relating to meetings of shareholders, (D) all required Current Reports on Form 8-K, (E) all other required reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "CBQ SEC Reports"). The CBQ SEC Reports, including all such reports filed after the date of this Agreement and prior to the Closing Date, were or will be prepared in all material respects in accordance with the requirements of applicable law. None of the CBQ SEC Reports contained or will contain, in each case at the time filed, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the CBQ SEC Reports, including any CBQ SEC Reports filed after the date of this Agreement and prior to the Closing Date, (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved, except (w) to the extent required by changes in generally accepted accounting principles and (x) with respect to CBQ SEC Reports filed prior to the date of this Agreement, to the extent indicated in the notes thereto, and (ii) fairly present or will fairly present the consolidated financial position of CBQ as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (y) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and (z) any pro forma financial information contained in such consolidated financial statements is not or may not be necessarily indicative of the consolidated financial position of CBQ and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY
                            ------------------------

     5.01 Conduct of the Business. Company agrees to observe each term set forth in this Section 5.01 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by CBQ in writing:

          (a) The business of the Company shall be conducted only in, and none of the Sellers nor the Company shall take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Common Stock; (v) redeem, purchase or acquire or offer to acquire any shares of Common Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money (including advances on existing credit facilities) or issue any debt securities; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 45 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);

          (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants, except as previously disclosed by the Company to CBQ prior to the date hereof; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director, except as previously disclosed in writing by the Company to CBQ prior to the date hereof;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) The Company shall (i) use his or its best efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of CBQ to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing;
(iv) notify CBQ of any emergency or other change in the normal course of the Company's business or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the Company's, Seller's or CBQ's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify CBQ in writing if any Seller or the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

          (g) The Company (for purposes of this Section 5.01(g), all references to the Company shall include the affiliates, and any former subsidiaries and affiliates, of the Company) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns, including all returns and reports relating to the Plans or the Other Arrangements, for all Tax periods ending on or before the Closing Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date (all Tax returns described in this Section 5.01(g) and any schedules to be included therewith shall be prepared on a basis consistent with those of the Company prepared for prior Tax periods); provided, however, that the Company shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with CBQ. The Company shall provide CBQ with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company at least ten days before filing such return or election and shall reasonably cooperate with any request by CBQ in connection therewith;

          (h) The Company shall not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended December 31, 1995; and

          (i) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 2.10 hereof.

     5.02 Access to Books and Records. Between the date hereof and the Closing Date, the Sellers shall cause the Company to afford to CBQ and its authorized representatives (the "CBQ Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Grant Thorton, LLP, the Company's independent accountants, and otherwise provide such assistance as is reasonably requested by CBQ in order that CBQ may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Sellers shall cause the Company and its officers and directors to cooperate fully (including providing introductions where necessary) with CBQ to enable CBQ to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company, as CBQ deems reasonably necessary to complete its due diligence; provided, that CBQ agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld.

     5.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, the Sellers shall, and shall cause the Company to, make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Sellers will coordinate and cooperate with CBQ in exchanging such information, will not make any such filing without providing to CBQ a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as CBQ may request in connection with all of the foregoing.

     5.04 Conditions. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within thirty business days of such date). The independent public accountants of the Company, Grant Thorton, LLP, have advised the Company in connection with this Agreement, specifically as to coordinating the acquisition of the Shares to qualify as a pooling of interests for financial reporting purposes.

     5.05 No Negotiations, etc. The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Sellers shall, and shall cause the Company to, promptly notify CBQ if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide CBQ with such information regarding such proposal, offer, inquiry or contact as CBQ may request.

     5.06 Approvals and Consents. The Company shall obtain all consents and approvals of regulatory authorities or other third parties required of the Sellers and/or of the Company to carry out the transactions contemplated by this Agreement, including any consents or approvals required under the agreements disclosed on the Disclosure Schedule under the caption referencing Section 2.14, and will cooperate with CBQ to obtain all such approvals and consents required of CBQ.

     5.07 Closing Certificates. The Company shall use its best efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by them or the Company at the Closing.

     5.08 Benefit Plans. The Company shall take all action necessary or required
(i) to terminate or amend, if requested by CBQ, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Closing Date and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Closing.

     5.09 Accounting and Tax Matters. The Company shall take any action that would disqualify CBQ's acquisition of the Shares contemplated by this Agreement from being effected as a "pooling of interests" for financial reporting purposes or would prevent such acquisition of the Shares from constituting a transaction qualifying under Section 368(a) of the Code.

     5.10 Accruals and Reserves. The Company shall establish such additional accruals and reserves as may be necessary to conform the Company's accounting and credit loss reserve practices and methods to those of CBQ with respect to the conduct of the business of the Company following the Closing Date and to provide for the costs and expenses relating to the consummation by the Company of the transactions contemplated by this Agreement.

     5.11 Accounting Policies and Procedures. The Sellers shall not take, and shall cause the Company not to take, any action, other than as required by law or generally accepted accounting principles, to modify any of its accounting policies, procedures and practices from those in effect in the Audited Financial Statements other than as required by CBQ pursuant to Section 5.12 hereof.


                                   ARTICLE VI
                    UNDERSTANDINGS OF THE SELLERS AND COMPANY
                    -----------------------------------------

The Company has communicated to the Sellers and each Seller understands and acknowledges that:

     6.01 Certificate. All certificates representing the CBQI Shares will bear a legend restricting their transfer as "restricted securities" under Rule 144 of the Securities Act.

     6.02 No Securities Act Registration. The CBQI Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state law (collectively, the "Securities Act"). The CBQI Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. The Sellers must bear the economic risk of their investment in the CBQI Shares for an indefinite period of time. If they desire to sell or transfer all or any part of the CBQI Shares within the restricted period, CBQ may require their counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act.

     6.03 Reliance on Rule 506. CBQ is relying on Regulation D under the Securities Act of 1933, as amended, to provide an exemption from registration under the Securities Act of 1933, as amended, and, to avail itself of such exemption, is relying on the representations and warranties of Sellers set out in the Letter of Investment Intent (the form of which is attached hereto as Exhibit 8.01(n)) which each Seller shall sign and the acknowledgements set forth in this Article VI.

     6.04 Lack of Agency Findings. No federal or state agency has made any findings or determination as to the fairness of an investment in CBQ or any recommendation or endorsement of this investment.

     6.05 Limited Market for CBQI Shares. There is presently only a limited market for the CBQI shares and no market may exist in the future for any sale or sales of all or any portion thereof.

     6.06 Commitments to Investments. The commitment of the Sellers to investments that are not readily marketable is not disproportionate to their net worth and their investment in the CBQI Shares will not cause their commitments to become excessive.

     6.07 Financial Ability. The Sellers have the financial ability to bear the economic risks of this investment, have adequate means of providing for their current needs, and have no need for liquidity in this investment.

     6.08 High Risk of Investment. The Sellers have evaluated the high risks of investing in the CBQI Shares and have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that they are capable of evaluating the merits and risks of an investment in the CBQI Shares.

     6.09 Opportunity to Investigate Investment. Sellers have been given the opportunity to ask questions of and receive answers from CBQ concerning the terms and conditions of this investment and to obtain additional information necessary to verify the accuracy of the information it desired in order to evaluate his investment. In evaluating the suitability of an investment in the CBQI Shares, they have not relied on any representations or other information (whether oral or written) other than that furnished to them by CBQ or the representatives of CBQ.

     6.10 Opportunity to Consult Professionals. Sellers have had the opportunity to discuss with their professional, legal, tax and financial advisers the suitability of an investment in the CBQI Shares for their particular tax and financial situation and all information that they have provided to CBQ concerning themselves and their financial position is correct and complete.

     6.11 Reliance. In making the decision to purchase the CBQI Shares, the Sellers have relied solely upon independent investigations made by them or on their behalf.

     6.12 Investment Purpose. The Sellers are acquiring the CBQI Shares solely for their own account, for investment purposes only, and are not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.


                                   ARTICLE VII
                                COVENANTS OF CBQ
                                ----------------

     CBQ covenants and agrees with Seller as follows:

     7.01 Maintain Corporate Existence; Conduct Business in Compliance With Laws. From the date hereof until the Closing Date, CBQ will: (i) maintain its corporate existence in good standing; (ii) conduct, and cause its subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to CBQ or its subsidiaries, their businesses or their properties; and (iii) maintain all books and records of it and the subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the CBQ Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     7.02 Regulatory Filings. As promptly as practicable after the execution of the Agreement, CBQ shall make or cause to be made all required filings and submissions under any laws or regulations applicable to CBQ for the consummation of the transactions contemplated herein. CBQ will coordinate and cooperate with the Company and the Sellers in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Sellers and the Company may request in connection with all of the foregoing.

     7.03 Conditions. CBQ shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within thirty business days of such date).

     7.04 Due Authorization, etc. of Stock Issued to Sellers. The shares of CBQ Common Stock to be issued by CBQ to the Sellers pursuant to this Agreement will, upon such issuance and delivery to the Sellers in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of CBQ Common Stock to be delivered to the Sellers pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of CBQ.

     7.05 Approvals and Consents. CBQ shall take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with the Company to obtain all such approvals and consents required by the Company.

     7.06 Accounting and Tax Matters. CBQ shall not take any action with respect to CBQ that would disqualify the acquisition of the Shares from the Sellers from being effected as a "pooling of interests" for financial reporting purposes or would prevent such acquisition from constituting a transaction qualifying under
Section 368(a) of the Code.

     7.07 Employment Agreements. CBQ acknowledges that the Company's employment agreements are still in effect.


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING
                              ---------------------

     The parties shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in this Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within thirty (30) business days of such date).

     8.01 Conditions to Closing.

     The obligation of CBQ to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

          (a) The representations and warranties set forth in Article II and
Article III hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof);

          (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with under this Agreement prior to the Closing Date;

          (c) The Company and Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company;

          (d) This Agreement shall have been duly and validly authorized by the Board of Directors and by the shareholders of the Company, and the Company shall have delivered to CBQ evidence, in form satisfactory to CBQ's counsel, of such authorization and approval;

          (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement will have been duly made and obtained;

          (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by CBQ of all or a material portion of the business or assets of the Company and Company Subsidiaries, or to CBQ or the Company to dispose of or to hold separately all or a material portion of the business or assets of CBQ or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by CBQ of any of the shares of Company Common Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.04(f) hereof;

          (h) Between the date of this Agreement and the Closing Date, there shall not have occurred any change with respect to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or to the value of the shares of Company Common Stock;

          (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

          (j) [intentionally omitted];

          (k) Prior to the Closing Date, the Company shall have delivered to CBQ all of the following:

               (i) certificates of John Moran and Raymond J. Kostkowski, substantially in the form set forth in Exhibit 8.01(k)(i) attached hereto, dated as of the date of the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

               (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

               (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

               (iv) resignations (effective as of the Closing Date) from such of the Company's directors and/or officers as CBQ shall have requested prior to the Closing Date;

               (v) a copy of the Articles of Incorporation of the Company and Company Subsidiaries, certified by the Department of Assessment and Taxation for the State of Maryland (the "MDAT"), and Certificates of Good Standing from the MDAT;

               (vi) a copy of each of the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and the bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to CBQ that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

               (vii) such other certificates, documents and instruments as CBQ reasonably requests related to the transactions contemplated hereby; and

               (viii) a copy of shareholder investor letters from each Company shareholder.

          (l) Approval of Board of Directors. The Board of Directors of CBQ shall have approved the execution, delivery and performance of this Agreement by CBQ;

          (m) 401(k) Plan and Employee Deferred Benefit Plan. The Company's "401(k) Plan" dated January 1, 2000, and the Digital Production's, Inc. 401(k) Profit Sharing Plan and Trust dated January 1, 1997, shall remain in full force and effect; and

          (n) Letters of Investment Intent. The Sellers have each read and understand Article VI in its entirety and each Seller shall sign a Letter of Investment Intent in the form attached hereto as Exhibit 8.01(n). Delivery of an executed Letter of Investment Intent shall be an express condition precedent to delivery of CBQI Shares to each Seller.

     8.02 Conditions to Sellers' and the Company's Obligations. The obligations of the Company and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Representations and Warranties True and Correct. The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

          (b) Covenants Performed. CBQ shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

          (c) Government Approvals. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

          (d) No Prohibitions. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

          (e) No Governmental Actions Taken. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof; and

          (f) Delivery of Certain Documents. On the Closing Date, CBQ will have delivered to the Company:

               (i) a certificate of an officer of CBQ substantially in the form set forth as Exhibit 8.02(f)(i) attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; and

               (ii) such number of shares of CBQ Common Stock as shall have been determined in accordance with Sections 1.02 (a) and (b) hereof, and checks with respect to any fractional shares in accordance with Section 1.02(e) hereof.


                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION
                            -------------------------

     9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and
Article III hereof shall survive with respect to any specific representation or warranty under which CBQ shall have made a claim for indemnification hereunder prior to the third anniversary of the Closing Date and as to which such claim has not been completely and finally resolved prior to the third anniversary of the Closing Date, such representation or warranty shall survive for the period of time beyond the third anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

     9.02 Indemnification.

          (a) Subject to the limitations of Section 9.02(b), the Company, agrees to indemnify in full CBQ and its officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid, which Indemnified Parties may suffer, sustain or become subject to, prior to the third anniversary of the Closing Date, as a result of (i) any misrepresentation in any of the representations and warranties of the Company contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Company pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of the Company or the Company contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 9.03(a) hereof) or threatened Claims against CBQ arising out of the actions or inactions of the Company with respect to the Company's business or the Real Property prior to the Closing Date (collectively, "Losses").

          (b) The Company will be liable to the Indemnified Parties for any Loss only if CBQ delivers to the Company a written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the third anniversary of the Closing Date.

     9.03 Indemnity by Moran

          (a) Subject to the limitations of Section 9.03(b), Moran agrees to indemnify in full CBQ and its officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid, which Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Moran contained in Article III of the Agreement, or (ii) any "Claims" (as defined in Section 9.05(a) hereof) or threatened Claims against CBQ arising out of the actions or inactions of Moran with respect to the Company's business or the Real Property prior to the Closing Date (collectively, "Losses").

          (b) Moran shall be liable to the Indemnified Parties for any Loss (i) only if CBQ delivers to the Moran a written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the earlier of (i) twelve (12) months from the Closing date; or (ii) the date Moran is no longer President of CBQ. In either case Moran shall be liable to the Indemnified Parties only if the aggregate amount of all Losses exceeds $100,000.00 (the "Basket Amount"), in which case Moran shall be obligated to indemnify the Indemnified Parties for the total amount of all such Losses from the first dollar of Losses over the Basket Amount. CBQ's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by CBQ or any basis for Moran to assert that CBQ did not comply with the terms of this Section 9.03 sufficient to cause CBQ to have waived its rights under this Section 9.03.

     9.04 Indemnity by Kostkowski

          (a) Subject to the limitations of Section 9.04(b), Kostkowski agrees to indemnify in full CBQ and its officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid, which Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Kostkowski contained in Article III of the Agreement, or (ii) any "Claims" (as defined in Section 9.05(a) hereof) or threatened Claims against CBQ arising out of the actions or inactions of Moran with respect to the Company's business or the Real Property prior to the Closing Date (collectively, "Losses").

          (b) Kostkowski shall be liable to the Indemnified Parties for any Loss
(i) only if CBQ delivers to the Kostkowski a written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the earlier of (i) twelve (12) months from the Closing Date; or (ii) the date Kostkowski is no longer CEO of CBQ. In either case, Kostkowski shall be liable to the Indemnified Parties only if the aggregate amount of all Losses exceeds $100,000.00 (the "Basket Amount"), in which case Kostkowski shall be obligated to indemnify the Indemnified Parties for the total amount of all such Losses from the first dollar of Losses over the Basket Amount. CBQ's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by CBQ or any basis for Kostkowski to assert that CBQ did not comply with the terms of this Section 9.04 sufficient to cause CBQ to have waived its rights under this
Section 9.04.

     9.05 Method of Asserting Claims.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), CBQ shall give the Company prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Company' ability to defend successfully a Claim. The Company shall be entitled to contest and defend such Claim; provided, that the Company (i) have a reasonable basis for concluding that such defense may be successful and (ii) diligently contest and defend such Claim. Notice of the intention so to contest and defend shall be given by the Company to CBQ within 20 business days after CBQ's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Company. CBQ shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless CBQ reasonably determines that the Company are not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If CBQ elects to participate in such defense, CBQ will cooperate with the Company in the conduct of such defense. Neither CBQ nor the Company may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Company shall then have the right to contest and defend (but not settle) such Claim.

          (b) In the event any Indemnified Party should have a claim against the Company that does not involve a Claim, CBQ shall deliver a notice of such claim with reasonable promptness to the Company. If the Company notify CBQ that they do not dispute the claim described in such notice or fail to notify CBQ within 20 days after delivery of such notice by CBQ whether the Company dispute the claim described in such notice, the Loss in the amount specified in CBQ's notice will be conclusively deemed a liability of the Company and the Company shall pay the amount of such Loss to CBQ on demand. If the Company have timely disputed its liability with respect to such claim, one of the Company and a Vice President of CBQ will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of CBQ's notice of such claim, such dispute shall be resolved, fully and finally, in Washington, D.C., by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The party whose determination of the payment amount in dispute is furthest from the amount determined by the arbitrator shall bear its own costs and expenses of such arbitration, the fees and expenses of the arbitrator and the out-of-pocket costs and expenses (including legal fees) of the other party thereto.

          (c) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

          (d) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to purchase price.


                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

     10.01 Press Releases and Announcements. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     10.02 Expenses. Except as otherwise expressly provided for herein, Company, the Company, and CBQ will each pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

     10.03 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     10.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to CBQ, Company and the Company will, unless another address is specified in writing, be sent to the address indicated below:

     Notices to CBQ:                             with a copy to:
     --------------                              --------------

     Bart S. Fisher                              James R. Hagerty, Esq.
     CBQ, Inc.                                   Kalbian Hagerty, L.L.P.
     1919 Pennsylvania Avenue, N.W.              2001 L Street, N.W.
     Suite 500                                   Suite 600
     Washington, D.C. 20006-3434                 Washington, D.C. 20036

     Notices to the Sellers and Company:         with a copy to:
     -----------------------------------         ---------------

     John Moran                                  C. Wayne Davis, Esq.
     Quantum Technology Group, Inc.              Thomas & Libowitz
     10923 McCormick Road                        100 Light Street, Suite 1100
     Hunt Valley, Maryland 21031                 Baltimore, Maryland 21202
                                                 Phone:  (410)752-2468

     Raymond J. Kostkowski
     Quantum Technology Group, Inc.
     10923 McCormick Road
     Hunt Valley, Maryland 21031

     10.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     10.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     10.07 Complete Agreement. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     10.08 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     10.09 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of Maryland will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             CBQ, INC.



                                             By:  _____________________________
                                             Bart S. Fisher
                                             Title:  Chairman and CEO

                                             QUANTUM TECHNOLOGY GROUP, INC.



                                             By:  _____________________________
                                             Name:  Raymond J. Kostkowski
                                             Title:  CEO



                                             By:  _____________________________
                                             Name:  John Moran
                                             Title:  President